Exhibit (b)(6)

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW MOUNTAIN FINANCE SPV FUNDING, L.L.C.

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) OF NEW MOUNTAIN FINANCE SPV FUNDING, L.L.C., a Delaware limited liability company (the “Company”), dated as of             , 2011, is entered into by New Mountain Finance Holdings, L.L.C. (f/k/a New Mountain Guardian (Leveraged), L.L.C.), a Delaware limited liability company, as the sole member of the Company (the “Managing Member”), and Matthew Kaufman, as the Independent Manager (as defined in Section 2.1(b)).

Preliminary Statement

The Company was formed pursuant to a Certificate of Formation, dated as of October 7, 2010, and a Limited Liability Company Agreement, dated as of October 7, 2010, which Limited Liability Company Agreement was subsequently amended and restated on October 27, 2010 (as so amended and restated, the “Original Agreement”).  On the date hereof and in accordance with the Transaction Documents (as defined below), New Mountain Guardian Partners SPV Funding, L.L.C. (“Guardian Partners SPV”) entered into the Merger Agreement (as defined below) pursuant to which, among other transactions, Guardian Partners SPV shall merge with and into the Company, with the Company as the surviving entity (the “Merger Transaction”).  In order to amend the Company’s Original Agreement to reflect certain changes resulting from the Merger Transaction, the Managing Member and the Independent Manager wish to amend and restate the Original Agreement as hereinafter set forth:

ARTICLE I
NAME, PURPOSE, ETC.

Section 1.1  Name.  The name of the Company is NEW MOUNTAIN FINANCE SPV FUNDING, L.L.C.

Section 1.2  Certificates.  The Managing Member, as an authorized person, within the meaning of the of the Act, may execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute (the “Act”).  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 1.3  Purpose.  Notwithstanding anything to the contrary in this Agreement or in any other document governing the Company, the sole purpose for which the Company is organized is to engage in the following activities:

(a)           to acquire commercial loans and notes (collectively, the “Loans”) by way of purchase or capital contribution and to fund a portion of the purchase price thereof by borrowing from the Lenders under the Loan and Security Agreement (as defined below);

(b)           to purchase Loans in the secondary market directly from third parties, to the extent permitted by the Transaction Documents;

(c)           upon purchasing a Loan that is a commercial loan to become a party to any related agreements as a lender in respect of such Loan, to the extent permitted by the Transaction Documents;

(d)           to dispose of Loans from time to time, to the extent permitted by the Transaction Documents;

(e)           to hold property ancillary to the Loans such as related equity securities and proceeds thereof, to the extent permitted by the Transaction Documents;

(f)            to enter into and to exercise its rights and perform its obligations under (i) the Loan and Security Agreement, among the Company, as the borrower, each of the Lenders from time to time party thereto, the Managing Member, as the collateral administrator, Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo Bank, National Association, as the Collateral Custodian (as amended, modified or supplemented, the “Loan and Security Agreement”), (ii) the Indemnity Agreement, between the Company and New Mountain Guardian AIV, L.P., a Delaware limited partnership (“AIV”) (as amended, modified or supplemented, the “Indemnity Agreement”, and, together with the Loan and Security Agreement, the “Transaction Documents”), (iii) the Merger Agreement between the Managing Member, the Company and Guardian Partners SPV, dated as of              , 2011 (the “Merger Agreement”) and (iv) fee letters in respect of the Loan and Security Agreement (the “Fee Letters”);

(g)           to grant a security interest to the Administrative Agent in, for the benefit of the Secured Parties, all of the Company’s right, title and interest in and to all of its assets, including the Loans and the proceeds thereof (as more specifically described in the Loan and Security Agreement, the “Collateral”) to secure all of its obligations under the Loan and Security Agreement;

(h)           to enter into back up servicing and custody agreements as required by the Loan and Security Agreement, to open and maintain all bank accounts and securities accounts required by the Loan and Security Agreement and to pay all fees and expenses in connection therewith;

(i)            to preserve and maintain its limited liability company existence; and

(j)            to engage in any activity and to exercise powers permitted to limited liability companies under the laws of the State of Delaware that are incidental to the foregoing and necessary or convenient to accomplish the foregoing.

The limitations on the Company’s business and activities as set out in this Section 1.3 may not be altered except upon the consent of the Managing Member and the unanimous affirmative vote of all the Managers (as defined below) of the Company.

Section 1.4  Powers of the Company; Initial Authorizations.  Subject to all of the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 1.3.

The Company is hereby authorized to negotiate, enter into, execute, amend, deliver and perform under, and the Managing Member and the Managers, with the exception of the Independent Manager, are hereby authorized to negotiate, enter into, execute, amend and deliver, the Transaction Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement.

Section 1.5  Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

Section 1.6  Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

Section 1.7  Qualification in Other Jurisdictions.  The Company shall be qualified or registered under foreign limited liability company statutes in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Board, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Board shall, to the extent necessary in the judgment of the Board, maintain the Company’s good standing in each such jurisdiction. Any authorized person of the Company may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8  Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) shall end on December 31.

Section 1.9  Separate Legal Entity.  Notwithstanding anything to the contrary in this Agreement or in any other document governing the Company, the Company shall be operated in such a manner that it would not be substantively consolidated in the estate of any Person in the event of a bankruptcy or insolvency of such Person and in such regard, the Company shall:

(a)           at all times have at least one Independent Manager whose consent shall be required for the Company to take any Material Action (as hereinafter defined);

(b)           not become involved in the day-to-day management of any other Person;

(c)           conduct all business correspondence of the Company and other communication in the Company’s own name, on its own stationery, through separately listed telephone and facsimile numbers and a separate email address and through its own authorized officers and/or agents;

(d)           make all investments to be made by it solely in its own name;

(e)           not commingle any of its assets with the assets of the Managing Member or with those of any other Person and maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions, except to the extent, if any, permitted by any of the Transaction Documents;

(f)            maintain (i) its company records and books of account and its financial and accounting books and records in compliance with generally accepted accounting principles, separate from those of the Managing Member or from those of any other Person and (ii) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets and liabilities may be included in a consolidated financial statement of its Affiliates provided that the separateness of the Company from such Affiliate and that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate is disclosed by such Affiliate within all public filings that contain such consolidated financial statements;

(g)           pay solely from its own assets all obligations, liabilities and indebtedness of any kind incurred by the Company, and not pay, assume or guarantee from its assets any obligations, liabilities or indebtedness of the Managing Member or any other Person or hold itself or its credit out as being available to satisfy the obligations of the Managing Member or any other Person, except to the extent permitted by any of the Transaction Documents in connection with the SPV Merger, provided, that the Company may reimburse the Managing Member for the Company’s fair and reasonable allocable portion of shared expenses with the Managing Member in furtherance of the stated purposes of the Company as set forth in Section 1.3 of this Agreement, provided, further, that the

Company may enter into an employment-sharing agreement with the Managing Member whereby the Company may jointly employ any officer or employee of the Managing Member and the Company, and the Managing Member will pay its fair and reasonable allocable portion of the salaries of and the expenses related to providing benefits to such officers and other employees for such joint employment;

(h)           not engage in transactions with any other Person except as expressly set forth in this Agreement or the Transaction Documents and matters necessarily incident thereto and shall observe all necessary, appropriate and customary limited liability company formalities;

(i)            at all times maintain and conduct its business from an office or offices separate and apart from those of the Managing Member, provided to the extent that such office or offices are located within the office or offices of the Managing Member or its Affiliates, (i) the Company shall pay fair market rent and its fair share of any overhead costs with respect to such office or offices and (ii) such office or offices will be conspicuously identified as the Company’s office so it can be easily located by outsiders;

(j)            not enter into any transaction with any Affiliate, other than those transactions expressly contemplated by this Agreement or the Transaction Documents or which have been entered into only on an arm’s length basis;

(k)           prepare separate tax returns and financial statements, or if the Company is part of a consolidated group, be shown as a separate member of such group;

(l)            transact all business with Affiliates on an arm’s length basis and pursuant to enforceable agreements;

(m)          maintain a sufficient number of employees or duly compensated agents to run its contemplated business and operations (which employees need not be full-time employees) and compensate its employees (if any) and agents from its own available funds for services provided to it.  In the event employees of the Company participate in pension, insurance and other benefit plans of the Managing Member or any Affiliate thereof, the Company will on a current basis reimburse the Managing Member or the relevant Affiliate, as the case may be, for its pro rata share of the costs thereof;

(n)           not acquire obligations or securities of the Managing Member or, except as otherwise provided in the Transaction Documents, pledge its assets for the benefit of any other Person;

(o)           except as permitted by the Transaction Documents in connection with the SPV Merger, not assume or guaranty any liabilities of the Managing Member or any other Person;

(p)           hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person.  The Company will engage in transactions solely in its own name and through its own authorized officers and agents.  Except to the extent provided in the Loan and Security Agreement, no Affiliate of the Company will be appointed as an agent of the Company;

(q)           promptly correct any known misunderstanding regarding its separate identity; and

(r)            maintain adequate capital in light of its contemplated business operations (provided, however, the foregoing shall not require the Managing Member to make additional capital contributions to the Company)  and not engage in any transaction with any of its Affiliates involving any intent to hinder, delay or defraud any Person.

Failure of the Company, or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Managing Member or the Independent Manager.

Section 1.10  Limitation on Certain Activities.  Notwithstanding anything to the contrary in this Agreement or in any other document governing the Company, prior to the date on which all obligations under the Transaction Documents have been paid in full, the Company shall not and the Managing Member shall not cause or permit the Company to:

(a)          guarantee any obligation of any Person, including any Affiliate;

(b)          engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 1.3 or Section 1.9;

(c)          incur, create or assume any indebtedness other than as expressly permitted under the Transaction Documents and the Fee Letters;

(d)          make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Transaction Documents;

(e)          to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Transaction Documents;

(f)           form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(g)           consent to substantive consolidation with the Managing Member;

(h)           except as contemplated or permitted by the Transaction Documents, engage in any transactions with an Affiliate of the Company other than the purchase of Loans for fair market value;

(i)            engage in any other action that bears upon whether the separate identity of the Company and the Managing Member will be respected, or the assets of the Company will be consolidated with those of the Managing Member under applicable federal or state bankruptcy or insolvency law; or

(j)            declare or permit any distribution to the Managing Member or any of its Affiliates other than out of legally available funds or otherwise in accordance with the Transaction Documents.

Section 1.11  Applicability of the Delaware Limited Liability Company Act.  To the extent that a Member’s rights and obligations and the administration, dissolution, liquidation and termination of the Company are not set forth in this Agreement, such will be governed by the Act.  To the extent that this Agreement contains a provision contrary to a Act provision that permits its being overridden by an operating agreement, such Act provision is overridden by such contrary provision in this Agreement.

ARTICLE II

BOARD OF MANAGERS

Section 2.1  Generally.  (a) Subject to Sections 1.9 and 1.10, the business and affairs of the Company shall be managed by or under the direction of a committee of the Company (the “Board”) consisting of at least three natural persons designated as managers  (the “Managers”) as provided below.  Each of the Managers is hereby designated as a “manager” of the Company within the meaning of the Act.  The Board shall have discretion to manage and control the business and affairs of the Company, to make decisions affecting the business and affairs of the Company, and to take actions as it deems necessary or appropriate to accomplish the purposes of the Company and to exercise all of the power and authority that limited liability companies may take under the Act and, except as otherwise provided in this Agreement, the Managing Member shall not have authority to bind the Company.  Except as otherwise modified by this Agreement, in exercising their rights and performing their duties under this Agreement, the Managers shall have fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

(b)           At all times the Board shall include at least one Manager who is an Independent Manager.  An “Independent Manager” shall be a Manager who is not at such time, and shall have not been at any time, (i) an officer, employee or Affiliate of the

Company or any major creditor, or a manager, officer or employee of any such Affiliate (other than an Independent Manager or similar position of the Company or an Affiliate), or (ii) the beneficial owner of any limited liability company interests of the Company or any voting, investment or other ownership interests of any Affiliate of the Company or of any major creditor.  The term “major creditor” shall mean a financial institution to which the Managing Member, the Company, any lender to the Company or any of their respective subsidiaries or Affiliates has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of the Company when its interests are adverse to those of the Managing Member, any such lender or any of their Affiliates and successors.

(c)           No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument.  In the event of a vacancy in the position of Independent Manager, the Managing Member shall, as soon as practicable, appoint a successor Independent Manager.

(d)           To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 2.6.  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Managing Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Managing Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Manager shall not have any fiduciary duties to the Managing Member, any Officer or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Managing Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.  All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, each Independent Manager, in its capacity as an Independent Manager, may only act, vote or otherwise participate in those matters referred to in Section 2.6 or as otherwise specifically required by this Agreement.

Section 2.2  Election of Board.  The Managers shall be chosen by the Managing Member.  The initial Managers of the Company are set forth on Annex A hereto.  Each Manager shall hold office until a successor is selected by the Managing Member or until such Manager’s death, resignation or removal.

Section 2.3  Meetings of the Board.  The Board shall meet from time to time to discuss the business of the Company.  The Board may hold meetings either within or outside of the State of Delaware.  Meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board or the Managing Member.  Any Manager may call a meeting of the Board on three days’ notice to each other Manager, either personally, by telephone, by facsimile or by any other similarly timely means of communication.

Section 2.4  Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without prior notice if the majority of the members of the Board consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.5  Quorum and Acts of the Board.  At all meetings of the Board, a majority of the Managers then in office shall constitute a quorum for the transaction of business.  Except as otherwise provided in this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 2.6  Unanimous Vote of Managers.  Notwithstanding any other provision of this Agreement or any other document governing the formation, management or operation of the Company and notwithstanding any provision of law that otherwise so empowers the Company, the Managing Member, the Managers, or any other Person, neither the Managing Member, the Managers nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of all of the Managers, including the Independent Manager (and no such actions shall be taken or authorized unless there is at least one Independent Manager then serving in such capacity), take any of the following actions with respect to the Company (each such action, a “Material Action”): to institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition or consent to a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or to seek any relief under any law relating to the relief from debts or the protection of debtors, or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

Section 2.7  Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 2.8  Compensation of Managers.  The Board shall have the authority to fix the compensation of Managers.  The Managers may be paid their expenses, if any, of attendance at such meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Manager.  No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.  No Manager who is an employee of the Managing Member or the Company shall receive compensation for his or her service as a Manager.

Section 2.9  Resignation.  Subject to Sections 2.1(b) and 2.1(c), any Manager may resign at any time by giving written notice to the Company.  Subject to Sections 2.1(b) and 2.1(c), the resignation of any Manager shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Managing Member or the remaining Managers shall not be necessary to make it effective.

Section 2.10  Removal of Managers.  If at any time the Managing Member, in its sole discretion, notwithstanding Sections 2.1(b), but subject to Section 2.1(c), determines to remove, with or without cause, any Manager, the Managing Member shall have the power to take all such actions promptly as shall be necessary or desirable to cause the removal of such Manager.  Any vacancy caused by any such removal may be filled in accordance with Section 2.11.

Section 2.11  Vacancies.  If any vacancies shall occur in the Board, by reason of death, resignation, removal or otherwise, the Managers then in office shall continue to act, and such vacancies may be filled by the Managing Member in its sole discretion, subject to Sections 2.1(b) and 2.1(c).  A Manager selected to fill a vacancy shall hold office until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 2.12  Managers as Agents.  The Managers, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers shall bind the Company.

Section 2.13  Special Member.  Upon the occurrence of any event that causes the Managing Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Managing Member of all of its limited liability company interests in the Company and the admission of the transferee pursuant to Sections 6.8, 6.9 and 6.10, or (ii) the resignation of the Managing Member and the admission of an additional member of the Company pursuant to Sections 6.8, 6.9 and 6.10), the Independent Manager shall, without any action of any Person and simultaneously with the Managing Member ceasing to be a member of the Company, automatically be admitted to the Company as the Special Member (the “Special Member”) and shall continue the Company without dissolution.  The Special Member may not resign from the Company or transfer its rights as the Special Member unless (i) a successor Special Member has been admitted, with the consent of the Special Member, to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment by the Special Member as an Independent Manager pursuant to Section 2.1(b); provided, however, the Special Member shall automatically cease to be a member (but not an Independent Manager) of the Company upon the admission to the Company of a substitute Member.  The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not have any limited liability company interest in the Company.  The Special Member, in its capacity as the Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act (and other than with respect to the admission of a substitute Member or successor Special Member and the appointment of an Independent Manager pursuant to this Section 2.13), the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of the Special Member, the person acting as an Independent Manager pursuant to Section 2.1(b) shall execute a counterpart to this Agreement.  Prior to its admission to the Company as the Special Member, the person acting as an Independent Manager pursuant to Section 2.1(b) shall not be a member of the Company.  By signing this Agreement, the Independent Manager agrees that should the Independent Manager become a Special Member he will be subject to and bound by the provisions of this Agreement applicable to the Special Member.

ARTICLE III
CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

Section 3.1  Limited Liability Company Interest.  The Company’s limited liability company interests shall be in such forms as the Managing Member shall determine in its sole discretion.

Section 3.2  Additional Capital Contributions.  The Managing Member shall have the right, but not the obligation, to make capital contributions to the Company in the form of cash, services or otherwise, at the times and in the amounts as it shall determine in its sole discretion.

Section 3.3  Allocations and Distributions.  Except as otherwise provided in this Agreement, profits, losses and, to the extent necessary, individual items of income, gain, loss or deduction, of the Company shall be made solely to the Managing Member when and as determined by the Managing Member.  The Company shall not declare or permit any distribution to the Managing Member other than out of legally available funds or otherwise in accordance with the Transaction Documents.

ARTICLE IV
DISSOLUTION

The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (a) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Managing Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (x) an assignment by the Managing Member of all of its limited liability company interests in the Company and the admission of the transferee pursuant to Sections 6.8, 6.9 and 6.10, or (y) the resignation of the Managing Member and the admission of an additional member of the Company pursuant to Sections 6.8, 6.9 and 6.10), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership in the Company of such member in the Company.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Managing Member or Special Member in the manner provided for in this Agreement and (ii) the certificate of formation of the Company shall have been canceled in the manner required by the Act.

ARTICLE V
LIABILITY, EXCULPATION, INDEMNIFICATION

Section 5.1  Limited Liability.

(a)           Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Managing Member, Special Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

(b)           Neither the Managing Member, AIV, New Mountain Investments III, L.L.C., a Delaware limited liability company, nor any managers, officers, employees, shareholders, agents or representatives of the Company or any of the aforementioned entities (each, a “Covered Person”), shall be liable to the Company or the Managing Member for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that a Covered Person shall be liable for any loss, liability, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

Section 5.2  Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, that any indemnity under this Section 5.2 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 5.3  Expenses.  To the extent permitted by applicable law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company may, from time to time and at the discretion of the Board, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that the Covered Person is not entitled to be indemnified as authorized in Section 5.2.

Section 5.4  Priority of Indemnification.  Notwithstanding the foregoing provisions, any indemnification set forth herein shall be fully subordinate to the Obligations (as defined in the Loan and Security Agreement) and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that the Company’s cash flow is insufficient to pay all its obligations to creditors.  This Section 5.4 shall survive any termination of this Agreement.

Section 5.5  Indemnification From Company Assets.  Any indemnification under this Article V shall be satisfied solely out of the assets of the Company, and no Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

ARTICLE VI
MISCELLANEOUS

Section 6.1  Amendment, Waiver, Etc.  The Managing Member shall not, prior to the date on which all obligations (other than contingent indemnification and reimbursement obligations) under the Transaction Documents have been paid in full, amend, alter, change or repeal the definition of “Independent Manager”, Sections 1.3, 1.9, 1.10, 2.1, 2.6, 2.13, 5.4, 6.1, 6.5, 6.7, 6.8, 6.9 or 6.10 or Article IV (collectively, the “Special Purpose Provisions”) without the prior written consent of the Independent Manager and without the prior written consent of the Administrative Agent.  The Managing Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with this Section 6.1. In the event of any conflict between any of the Special Purpose Provisions and any other provision of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

Section 6.2  Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

Section 6.3  Defined Terms.  Each capitalized term used herein without definition shall have the same meaning specified in the Loan and Security Agreement.

Section 6.4  Integration.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 6.5  No Third-Party Beneficiaries.  Except as provided in Article V with respect to the exculpation and indemnification of Covered Persons and the Administrative Agent (as defined in the Loan and Security Agreement) with respect to the Special Purpose Provisions, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their successors and permitted assigns.

Section 6.6  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 6.7  Additional Special Purpose Entity Provisions.

(a)           Notwithstanding any other provision of this Agreement, the Bankruptcy of the Managing Member or any Special Member shall not cause the Managing Member or the Special Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

For purposes of this section, “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

(b)           Notwithstanding any other provision of this Agreement, each of the Managing Member, the Special Member and any additional member waive any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Managing Member, Special Member or additional member, or the occurrence of an event that causes the Managing Member, Special Member or additional member to cease to be a member of the Company.

(c)          To the fullest extent permitted by law, each of the Managing Member, the Special Member, and any additional member admitted to the Company hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.

Section 6.8  Assignments.  Subject to Section 6.10 and any transfer restrictions contained in the Transaction Documents, the Managing Member may assign all its limited liability company interest in the Company, provided that the assignee of such interests is able to satisfy and comply with all of the Managing Member’s obligations and conditions of this Agreement upon admission as a member.  Subject to Section 6.10, if the Managing Member transfers all of its limited liability company interest in the Company pursuant to this Section 6.8, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Any successor to the Managing Member by merger or consolidation in compliance with the Transaction Documents shall, without further act, be the Managing Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 6.9  Resignation. So long as any Obligation is outstanding, the Managing Member may not resign, except as permitted under the Transaction Documents and if the Administrative Agent consents in writing and if an additional member is admitted to the Company pursuant to Section 6.10.  If the Managing Member is permitted to resign pursuant to this Section 6.9, an additional member of the Company shall be admitted to the Company, subject to Section 6.10, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 6.10.  Admission of Additional Members and Transfers of Indirect Interests.  One or more additional members of the Company may be admitted to the Company with the written consent of the Managing Member (or the Special Member pursuant to Section 2.13); provided, however, that, notwithstanding the foregoing, for so long as any Obligation remains outstanding, no additional Member may be admitted to the Company pursuant to Sections 6.8, 6.9 or 6.10, without the prior written consent of the Administrative Agent, other than pursuant to Section 2.13 or Section 4 of this Agreement.

Section 6.11.  Counterparts and Signature.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.  This Agreement may be executed by electronic transmission, including by facsimile or electronic mail, by each party hereto of a signed signature page hereof to the other party.

IN WITNESS WHEREOF, the undersigned, being the Managing Member of the Company, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MANAGING MEMBER:

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.

	By:	New Mountain Guardian AIV, L.P., its managing member

	By:	New Mountain Investments III, L.L.C., its general partner

By:
Steven B. Klinsky
Managing Member

Acknowledged and Agreed:

Steven B. Klinsky
Manager

Robert A. Hamwee
Manager

Adam J. Collins
Manager

Matthew Kaufman
Independent Manager

 [Signature page of the Second Amended and Restated Limited Liability Company Agreement of New Mountain Finance SPV Funding, L.L.C.]

Annex A

Managers

Steven B. Klinsky

Robert A. Hamwee

Adam J. Collins

Matthew Kaufman (Independent Manager)

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